Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-50958


PROSPECTUS SUPPLEMENT DATED JANUARY 31, 2001

(To Prospectus filed on November 30, 2000)


                                PMC-SIERRA, INC.


                                   PROSPECTUS

                        1,579,718 Shares of Common Stock

                              --------------------


         This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

         The table captioned "Selling Stockholders" commencing on page 3 of the Prospectus is hereby amended to reflect the following additions and changes.



                                                                  Shares to be
                                                                   Offered for
                                                                      the
                                                                    Selling
               Selling Stockholders                               Stockholder
               --------------------                               -----------
                                                                     53,015
Sequoia Capital Entrepreneurs Fund:
----------------------------------
     Prakash Agarwal
     The Allred Family Trust
     The Farouk Arjani Trust, Farouk Arjani Trustee, 12/2/98
     Ari Arjavalingam
     Ritter Armour Trust dated August 6, 1991, Tim D Armour
         and Nina L Ritter Trustees
     Richard C. Barker, Trustee for the Barker Living Trust
         Dated 9/5/90
     The Barsema Community Property Trust, Dennis & Stacey
         Barsema Trustees, 11/18/99
     Carol Ann Bartz Trust U/A dtd 10/14/87, Carol Bartz
         Trustee
     Joe Bass
     Gaurav Garg
     Scott Cahill
     Cavallino Ventures, LLC
     Chang Partners
     Andrew H. Chapman
     Hope Chen
     William Chen
     Chens, LLC
     Robert or Martha Cohn, Trustees Wellington Trust,
         UDT 1/30/86, ID: 270-484008
     Ronald & Gayle Conway as Trustees of the Conway
         Family Trust Dated  9/25/96
     Virginia G. Cooper
     Mark Dempster
     Kevin A. DeNuccio
     Pat Foley
     Graeme Fraser
     The Fuller Family Trust Dtd 8/21/98, Trustees Dale L. &
         Jennifer R. Fuller
     GC&H Investments
     Sam Garvin
     Gill Family Trust, Frank & Mary Gill Trustees, 8/24/90
     Samuel L. Ginn, Trustee of the Ginn Family Trust
         dated 8/7/85
     G&H Partners
     James (Jim) J.Goetz
     Michael L. Goguen
     Steven & Florence Goldby as Trustees of the Steven &
         Florence Goldby Trust dated  October  1994
     Innovation Investments, LLC
     Dev Gupta
     Brian L.Halla and Carolyn A. Halla, Trustees of the Halla
         Family Revocable Trust, dated Jan. 19, 1995.
     Ammar Hanafi
     Acuitive
     The Howe Family Trust, Robert M.Howe and Althea M. Howe
         Trustees, 12/17/99
     Acuitive
     The Jagadeesh Family Trust dated 8/9/98
     Timothy A. Koogle
     Randy Korba
     Edward R. Kozel and Sara T. Kozel Trustees FBO Kozel
         Revocable Trust DTD 12/27/94
     Randall Kruep
     John Kunze
     William H. Kurtz
     Thomas H. Layton or his successor under the Thomas H.
         Layton Separate Property Trust, November 29, 1999, as amended
     Sang Young Lee
     Toby Lenk
     Douglas M. Leone
     Chris Lochhead
     James E. Long
     Michael L. Malaga Revocable Trust
     Timark L.P.
     John C. Mayes, Trustee for the John Christopher Mayes Trust
         U/D/T dated 6/5/96
     Nicholas W. Mckeown Trustee and My T Le Trustee McKeown-Le
         Family Trust Agreement 12/20/99
     Thomas F. Mendoza and Kathy S. Mendoza
     Bill Miskovetz
     Ironwood Capital L.L.C.
     Steve Mucchetti
     Dennis Murphy
     Anthvest, LLC
     Vijay & Terumi Parikh Trust, Dated October 16,1998,
         Trustees Vijay C Parikh and Terumi T.Parikh
     Piyush Patel
     The Pereira Family Trust
     Duncan Poole
     Prang Enterprises Inc.
     Salyed Atiq Raza & Noreen Tirmizi Raza, Trustes, N&A Raza
         Revocable Trust UAD 03/22/97
     Carl Redfield
     Reyes Partnership IV
     Thurman J. Rodgers
     Gordon W.Russell, Trustee of the Russell 1988 Revocable
         Trust, dated 11/17/88
     Michael Patrick Santullo
     Brooke Seawell
     Siebel Living Trust U/A/D 7/27/93,  Thomas M. Siebel TTE
     David & Ellen Siminoff,  Trustee,  The D & E Living  Trust,
         2/11/95
     Ian Seymour Small
     Solomon Family Trust of 1997, trustees Larry Solomon and
         Jane Solomon
     Peter Solvik
     Bryan Stolle
     WS Investment Company 99B
     Tomasetta Trust dated 5/28/86, Louis R.Tomasetta, Trustee
     Edgewood Ventures
     Waldorf Volpi Partnership
     Daniel J. Warmenhoven as Trustee of The Warmenhoven
         Revocable Trust UTD 12/16/89
     Gregory W. Wendt
     Gary Wimmer
     VLG Investments 2000, LLC
     Jerry Chih-Yuan Yang, Trustees Jerry Yang 1996 Revocable
         Trust Dtd.7/30/96
     Amicus Investments LLC


Sequoia Capital IX Principals Fund:
----------------------------------
     Gordon W.Russell, Trustee of the Russell 1988 Revocable
         Trust, dated 11/17/88
     Thomas F.& Barbara Stephenson TTEES FBO Stephenson Family
         Trust U/A/D 7/6/94
     M Moritz & H Heyman TTEES The Maximus Trust dtd 3/19/96
     Douglas M.Leone
     Barbara Russell
     Mark A. Stevens
     Brian R. Dunn and Melinda A. Dunn, Trustees U/A/D 9/10/97
     Michael L. Goguen
     Tami Taylor
     Tim J.Connors
     Christopher J. Rust
     Douglas M. Leone
     The Donald T. Valentine Family Trust dated 04/29/67
     Christian Valentine
     Hillary Valentine
     Mark Valentine
     Stephenson Foundation
     Sameer K. Gandhi
     Kvamme Family Living Trust dated 11/19/99, Mark D. Kvamme
         and Patricia Kvamme Trustees
     Marcia G. Spence
     Pierra Lamond & Christine Lamond as Trustees of the P.R.
         Lamond & C.E. Lamond Trust dated 11/22/85
     The David Lamond Trust


Sequoia Capital IX:                                                  344,418
------------------
     CMS Venture Capital Fund 1999, LLC
     Tim J. Connors
     Sameer K. Gandhi
     Michael L. Goguen
     Mark D. Kvamme
     Pierre Lamond & Christine Lamond as Trustees of P.R. Lamond
         & C.E. Lamond Trust Dated 11/22/85
     Douglas M. Leone
     Hannah R. Leone Trust U/T/A dated 8/26/99
     Tyler D. Leone Trust U/T/A dated 8/26/99
     Julie Marie Perkins Trust U/T/A dated 8/26/99
     Kristine Lindsey Perkins Trust U/T/A dated 8/26/99
     M Moritz & H Heyman TTEES The Maximus Trust dtd 3/19/96
     Christopher J. Rust
     Thomas F. & Barbara Stephenson TTEES FBO Stephenson Family
         Trust U/A/D 7/6/94
     Mark A. Stevens
     Sean M. Stevens
     Scott R. Stevens
     The Donald T. Valentine Family Trust dated 04/29/67

     ALCOA Master Trust
     Amherst College, Trustees of
     Barr Foundation
     Boston University, Trustees of
     CDB Web Tech International S.A.
     1999 Champion Ventures, L.P.
     CMS Venture Capital Fund 1999, LLC
     Computrol Limited (BVI)
     Cornell University
     Darijac Corporation
     Dartmouth College, Trustees of
     Duke University, Employees' Retirement Plan of
     Endowment Venture Partners IV
     FLAG Venture Partners III, L.P.
     Gothic Corporation
     Group Trust Agreement Pursuant to the Hewlett-Packard
         Company Deferred Profit-Sharing Plan and Retirement
         Plan and the Agilent Technologies Inc. - Deferred profit sharing plan and retirement plan
     HarbourVest Partners VI - Partnership Fund L.P.
     HarbourVest Partners VI - Parallel Partnership Fund L.P. Harvard Management Private Equity Corporation
     Hughes Retirement Plans Trust, Bankers Trust as TTEES
     J.P. Morgan Pooled Venture Capital Institutional
         Investors, LLC
     J.P. Morgan Pooled Venture Capital Private Investors, LLC Johns Hopkins University
     Knightsbridge Netherlands II, LP
     Knightsbridge Venture Capital IV, LP
     M. J. Murdock Charitable Trust
     Massachusetts Institute of Technology
     MC Partners Limited - 590109/ACM
     Menlo School
     Morse Partners
     Nassau Capital Funds, L.P.
     Northwestern University
     Norwich University
     Preferential Limited
     Private Equity Technology Partners II C.V.
     Rensselaer Polytechnic Institute
     Roulstone Capital Partners V (A), L.P.
     The President and Board of Trustees of Santa Clara College,
         dba Santa Clara University
     SEQUOVEST, Inc.
     Sherman Fairchild Foundation, Inc.
     SQP 1999, LLC
     State Street Bank & Trust Company as trustee for Northrop
         Grumman Corporation Master Trust, 1/1/98
     T.H.eVenture Fund Pte Ltd
     The Board of Trustees of the Leland Stanford Jr. University The Duke Endowment
     The Ford Foundation
     The James Irvin Foundation
     The M.I.T. Retirement Plan - Benefits Fund
     The President and Trustees of Colby College
     The Regents of the University of California
     The Regents of the University of Michigan
     The Regents of the University of Minnesota
     The Robert Wood Johnson Foundation
     The Rockefeller Foundation
     The Trustees of Columbia University in the City of New York The Trustees of Davidson College
     The University of Georgia Foundation
     The Vanderbilt University
     The Wellcome Trust Ltd. as Trustee of the Wellcome Trust University of Notre Dame du Lac University of Southern
         California
     The Rector and Visitors of the University of Virginia
     Wellesley College
     Williams College, The President and Trustees of
     Yale University